UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2005

VISTACARE, INC.

(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-50118 (Commission File Number)	06-1521534 (IRS Employer Identification No.)

4800 North Scottsdale Road,
Suite 5000
Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 648-4545

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-10.1

Item 1.01. Entry into a Material Definitive Agreement

On March 15, 2005, VistaCare, Inc., (the “Company”), announced the resignation of Mark Liebner as Chief Financial Officer. Mr. Liebner has remained with the Company through the closing of the quarter ending March 31, 2005. In connection with this resignation, Mr. Liebner and the Company entered into an Employment Agreement (the “Agreement”) on May 11, 2005. The Agreement supersedes the Management Agreement previously in effect between Mr. Liebner and the Company.

Under the terms of the Agreement, Mr. Liebner will continue to provide advice regarding financial and accounting matters, assist in the negotiation of business transactions and assist in any other activity as reasonably requested by the Chief Operating Officer and the Chief Executive Officer. Under the Agreement, Mr. Liebner is not required to work more than five hours per week or twenty hours per month without his consent and the Company will not be required to request any minimum amount of services. Mr. Liebner will be paid $600 per month, along with reimbursement for reasonable expense incurred in the performance of the requested services. If Mr. Liebner works more than five hours in one month, he shall be paid $120 per hour for the amount of services in excess of five hours during that month. Mr. Liebner will not accrue paid time off or be eligible for health insurance or other benefits. Under this agreement, Mr. Liebner will retain all options that have previously vested and will retain the rights to all options that will vest in 2005 and 2006. Mr. Liebner is entitled to options exercisable for 28,000 shares in each of those years. Any payments made under this agreement are in lieu of severance payments, if any, that might otherwise be available to Mr. Liebner. The Agreement will terminate on May 31, 2006.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibits:

10.1	Employment Agreement between VistaCare, Inc. and Mark E. Liebner.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTACARE, INC.
Date: May 12, 2005	By:	/s/ Stephen Lewis
		Name:	Stephen Lewis
		Title:	Secretary

2